Exhibit 10.1

MODIFIED GROSS LEASE AGREEMENT

This Lease made and entered into as of this 17th day of August, 2021 between D&M Management Inc., (hereafter referred to as "Landlord", and Flexpoint Sensor Systems Inc., hereinafter referred to as "Tenant").  In consideration of the terms, covenants and conditions herein contained the Landlord and Tenant covenant and agree as follows:

1. Demise: Landlord leases to Tenant, and Tenant leases from Landlord, certain premises described as the warehouse and office space located at 5718 West Dannon Way, Suite B, West Jordan, Utah 84081(see attached “Exhibit A”) hereinafter referred to as “Premises” and consisting of a total of approximately 8,029 square feet of office/warehouse space. The total building square footage is approximately 10,700 square feet.

2. Term, Rate, and Renewal: The term of this Lease shall be for a period of Twelve (12) months, to commence on the 1st day of September, 2021 and to terminate on the 31st day of August, 2022. Tenant shall pay Landlord as rent the sums of (see attached “Exhibit B”) per month payable monthly in advance either by certified mail or by ACH transfer commencing on October 1, 2021.  Subsequent payments shall be due on the 1st day of each month as payment for the upcoming month. The first month’s rent (September 2021) $3,787.00 and the security deposit of $12,926.00 which totaling $17,361.00 shall be due upon Lease signing.  The monthly rental shall be binding for the entire term of this Lease and shall be prorated for any partial month. If rent is not paid by the 10th day of every month, a 10% penalty shall be added to the amount, currently, due and the Tenant shall be considered in default, as described in paragraph 16.  Tenant will provide Landlord Ninety (90) days advance notice prior to the end of the term concerning its intention to leave the premises or to proceed with the renewal option. The security deposit paid by Tenant to Landlord shall be returned to the Tenant after vacancy subject to the condition of the premises normal “wear and tear” considered.

A.  Renewal Option.  Provided Lessee is not in default of any material term, condition or covenant of this Lease at the time of the exercise of the option to renew the term of the Lease, Lessee shall, (subject to the Lessor agreeing on the monthly Lease payments) have the option to extend the Lease term for one additional five-year term (“Renewal Term”) on the same terms and conditions as provided in this Lease, or as the parties may otherwise agree.  The rent for the Renewal Term will be at the market rate at the time of renewal, and will continue with 3% increases throughout the four (4) year renewal period.  If an agreement has not been reached Ninety (90) days prior to the end of the Lease term or at a later time as the parties may agree, in writing, the right to exercise the option shall automatically terminate.

3. Assignment and Subletting:  Tenant will not assign this Lease in whole or in part, or sublet all or any part of the leased premises, without obtaining the written consent of the Landlord, which shall not be unreasonably withheld.

4. Use of Premises by Tenant:  Tenant shall use the leased premises for activities pertaining to general warehousing and manufacturing pertaining to Flexpoint Sensor System’s business and any related activities or materials, or any other legal business purpose.

5. Maintenance and Cost of Maintenance of Common Area:  Landlord shall maintain and repair all of Tenants proportionate share of common areas, if any, which Tenant is entitled to utilize including, but not limited to parking areas, driveways, sidewalks, and landscaped areas. Tenant will keep the access right of way clear for access of adjacent tenants.

6. Improvements, Fixtures and Alterations: Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades or awnings or make any changes to the warehouse front without first obtaining Landlord's written approval and consent, which consent Landlord shall not unreasonably withhold.  Tenant shall present to landlord plans and specifications for such work at the time approval is sought.  Alterations made by Tenant shall become property of Landlord at the expiration of the term of this Lease or any extensions thereof unless Landlord has specifically agreed, in writing, that Tenant may remove any such alterations

7. Maintenance of Leased Premises:  Tenant shall at all times maintain the interior of the leased premises in good condition and repair. Tenant will be responsible for its proportionate share of toiletries and Tenants proportionate share of a one time per year carpet cleaning.  Landlord shall be solely responsible for repair and maintenance of the roof and exterior of the building.  Tenant will be required to perform standard maintenance services covering heating and air conditioning systems, electrical systems, and plumbing but Tenant’s maximum responsibility for any repairs or service costs will be limited to a maximum of one thousand ($1,000.00) dollars per year during the term of this Lease.    In the event of gross negligence, Tenant’s responsibly will be limited to the replacement of any damaged equipment or material of like kind, and quality.

8. Insurance:  Tenant will insure its contents and leasehold improvements at all times with "All-Risk" coverage for the full replacement value thereof.  Tenant will also maintain liability insurance to protect Tenant in an amount of $1,000,000.00 or more for each occurrence for personal injuries or damage to property.  Landlord will insure the building at all times for fire, extended coverage and additional perils, commonly referred to as "All-Risk" coverage, in an amount equal to the full value of the building, as determined by the Landlord.  Landlord shall not be responsible for any other insurance, loss, or damage suffered by Tenant.

9. Waiver of Subrogation:  Landlord and Tenant hereby release each other from and waive any claims against each other respecting any property damage to the premises, the building in which the leased premises are located and all personal property located therein to the extent such property damage is required to be insured against under the terms of this Lease and regardless of the cause of such property damage including negligence.  All policies of insurance pertaining to the lease premises and its contents shall be endorsed to provide that the insurance company may not be subrogated with respect to insurance carried by Tenant against Landlord, it being agreed that neither Tenant nor Tenant's insurance company or companies shall have any right of action against Landlord for any loss or damage to Tenant's property in or about the leased premises which loss or damage is in fact covered by insurance carried by Tenant, and that neither Landlord nor Landlord's insurance company or companies shall have any right of recovery against Tenant for any loss or damage to the building, the leased premises, or to Landlord's property in or upon the leased premises, which loss or damage is in fact covered by insurance carried by the Landlord.

10. Mutual Release of Liability:  Neither party shall be liable to the other for damage arising out of the occurrence of damage to or destruction of the building or the leased premises or the contents thereof by fire or other casualty, which loss is covered by any insurance policy of either party.

11. Utilities and Taxes:  Tenant shall be solely responsible for and promptly pay all charges for all utilities used or consumed which will be billed on a prorated “per square foot” basis of leased premises.  In those cases that utilities are not separately metered, Tenant shall pay its proportional share of the monthly charges for shared utilities (gas and electric) upon receipt of the invoice from Landlord, which shall include a copy of the original utility invoice and a breakdown evidencing Tenant’s proportionate share. Tenant shall also be solely responsible for and promptly pay all personal property taxes, which may be levied or assessed by any lawful authority against any of Tenant's personal property located in the leased premises.

12.Environmental Indemnification:  (A) Lessee shall indemnify Lessor against any and all direct losses, liabilities, damages, claims, demands, obligations, deficiencies and expenses (including without limitation, interest, penalties, court costs and reasonable attorney’s fees and expenses) of whatever kind and nature resulting from any condition directly caused by the release by Lessee of any toxic or hazardous substance or waste in, on, under, about or affecting the Premises, including, without limitation, the existence, removal, remediation, leaking of spill and overfill related to underground storage tanks on or under the Premises, which results in any injury or Death of any person or damage to any property and requires the removal or treatment of such hazardous or toxic substance or waste or underground storage tanks or any other remedial action or fine under the terms of law, regulation, rule or directive of any federal, state or local governmental authority. (B) Lessor shall indemnify Lessee against any and all losses of whatever kind and nature resulting from any release of toxic or hazardous substance or waste in, on, under, about or affecting the premises prior to occupancy of the same by Lessee, including, without limitation, the existence, removal, remediation, leaking of and spill and overfill related to underground storage tanks on or under the Premises, which results in any injury or death to any person or damage to any property or which requires the removal or treatment of such hazardous or toxic substance or waste or underground storage tanks, or any other remedial action or fine under the terms of any law, regulation, rule or directive of any federal, state or local governmental authority. (C) The provision of this section shall survive the termination or expiration of this Lease.

13. Certificate of Occupancy/Business License:  Tenant shall obtain a certificate of occupancy if required, and any necessary business licenses to conduct their business, and Landlord will cooperate with Tenant as needed to obtain such certificate and licenses.

14. Total Destruction of Property:  If there shall be total destruction of the leased premises by fire or otherwise, the lease portion of this agreement shall terminate at the option of Tenant, and if Tenant shall so exercise its right to terminate, Landlord shall be liable for reimbursement to Tenant for any rent paid in advance but not yet accrued as of the date of said destruction.  If the leased premise is caused to be untenable by any acts or omissions of the Landlord, the Tenant may terminate this Lease with ten days prior written Notice to Landlord.

15. Condemnation:  If the premises or any part thereof are taken or condemned for a public or quasi-public use, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemner, and the rent shall be adjusted accordingly as to the part so taken, or shall cease if the entire premises be so taken.  In no event shall any part of any condemnation award belong to the Tenant, but the same shall be the sole, absolute and exclusive property of the Landlord.

16. Default of the Tenant:  In the event of any failure by Tenant to pay any rental due hereunder within ten (10) days after the same shall be due, or any failure to perform any other of the terms, conditions or covenants or this Lease to be observed, or performed by Tenant for more than thirty (30) days after written notice of such default shall have been given to Tenant (unless such default cannot be cured within said thirty (30) day period and Tenant has commenced to cure such default), then the Landlord, may declare the Lease in default and exercise any and all remedies provided by law including the right to immediately initiate an unlawful detainer against tenant if Tenant doesn’t voluntarily surrender possessions of the Premises to Landlord.

17. Right of Entry:  Landlord or Landlord's agents shall have the right to enter the leased premises at a mutually agreed upon time to examine the same and show the Premises to prospective purchasers or lessees of the building, and to make such repairs, alterations, improvements or additions as the Landlord may deem desirable so long as said entry does not unreasonably interfere with Tenant's use of the leased premises.

18. Landlord's Covenant:  Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the leased premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through, or under the Landlord subject, nevertheless, to the terms and conditions of this Lease.

19. Notices:  All notices, requests and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered or deposited in the U.S. Mail, first class postage prepaid, or certified, (except for rent payment) to the Landlord as follows:

D&M Management Inc.

Attn: Dan Cloward

5718 West Dannon Way Ste A

West Jordan, Utah 84081

And to Tenant as follows:

Flexpoint Sensor System

Attn: Clark Mower

5718 West Dannon Way Ste B

West Jordan, UT 84081

20. Amendments:  It is acknowledged that the covenants and obligations herein are the full and complete terms of this Lease agreement, and no alteration, amendments or changes to such terms shall be binding unless first reduced to writing and executed with the same formality as this agreement.  This provision shall not apply to changes of address for forwarding of notice or rental payments.

21. Headings:  The headings hereof are intended as guides only and shall not be construed as having any legal effect.

22. Heirs, Successors, and Assigns:  Each and every obligation contained in this Lease agreement shall be jointly and severally binding upon the respective parties, their heirs, legal representatives, successors, and assigns.

23.  No Waiver:  Failure of either party to insist on strict performance of the terms of this Agreement, or the waiver of any breach of term or condition of this Agreement by such party, will not be construed as waiving any other terms or conditions that remain or continue under this Agreement, and the Agreement will remain in full force and effect.

24.  Disputes:  In the event of litigation, the prevailing party shall be awarded court costs and reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Lease in duplicate as of the day and year last above written.

Accepted by:

LANDLORD

TENANTS

D & M Management Inc.

Flexpoint Sensor Systems Inc.

/s/ Daniel Cloward

     /s/Clark M. Mower

By:

Daniel Cloward

By: Clark M. Mower, President

Date:

17 August, 2021

Date:

17 August, 2021

Phone:

(801) 561-5454

Phone:

 (801) 568-5111

Exhibit A    Site Plan

Exhibit B    Rent Schedule

Exhibit C    Improvements